Exhibit 99.1

ExpressMD™ Solutions’ Remote Patient Health Monitoring Device Receives

510(K) Market Clearance Approval From FDA

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Initial sales of Electronic House Call System scheduled to start this month.

BERKELEY HEIGHTS, NJ – April 14, 2009 – ExpressMD™ Solutions, a joint venture formed by Authentidate Holding Corp. (Nasdaq: ADAT) and EncounterCare Solutions, Inc. (OTC PK: ECSL) to provide remote patient monitoring telehealth systems and services that improve care for patients with chronic conditions announced today that its remote patient health monitoring system has received 510(k) market clearance from the U.S. Food and Drug Administration (FDA). ExpressMD™ plans to initiate manufacturing and sales of its Electronic House Call™ monitoring devices and services immediately.

The Electronic House Call System will be used by healthcare professionals who manage patients with chronic conditions, such as heart disease, COPD (Chronic Obstructive Pulmonary Disease) and diabetes. Patients are able to use the monitoring devices located in their home to measure their vital signs and to motivate them through education and reminders. The Electronic House Call monitor securely transmits this information to its data center making it conveniently available to each licensed care provider via a secure website. By remotely receiving patient data daily, licensed care providers can adjust treatment accordingly and provide an enhanced level of care.

Information collected and transmitted by the Electronic House Call remote monitoring system can include answers to questions about a patient’s health, certain vital signs collected by the system’s connected peripheral devices, including a patient’s weight, temperature, pulse and blood pressure, and other specific patient data such as blood glucose levels. The data is collected wirelessly and transmitted using several methods of transmission including cell phone technology. Data collected by the system’s peripherals is automatically entered into the system and does not require patients to enter the data manually. The physician can easily modify all aspects of the patient’s care plan program including the frequency of sessions to collect vital signs and other information. Additionally, the physician can modify and sign the care plan remotely thereby providing better patient care and reducing administrative costs using the integrated Inscrybe™ Healthcare software from Authentidate®.

Ronald Mills, Managing Director at ExpressMD Solutions stated: “Now that we have received FDA approval for the ExpressMD telehealth solution, Electronic House Call, we can move forward with the next phase of our sales and marketing strategy, and selling systems into the market. Part of this effort will be supported through a non-exclusive distribution agreement already in place with Cyntrist, which covers the Southeastern U.S. region. We believe that remote patient monitoring has the power to effectively change the landscape of the patient care model by lowering costs and improving patient care. We anticipate that the benefits of the

Electronic House Call System will quickly be recognized by patients, patient’s families, physicians and insurance carriers that take advantage of this robust and exciting telehealth monitoring capability.”

About ExpressMD™ Solutions

ExpressMD™ Solutions is a joint venture formed by Authentidate Holding Corp. (Nasdaq: ADAT) and EncounterCare Solutions, Inc. (OTC PK: ECSL). ExpressMD combines EncounterCare’s Electronic House Call™ patient vital signs monitoring system and specially designed web-based management and monitoring software, and Authentidate’s Inscrybe Health Management Software. This joint venture will provide in-home patient vital signs monitoring systems and services to improve care for patients with chronic illnesses and reduce cost of care by delivering results to their healthcare providers securely via the Internet. The ExpressMD solution is designed to aid wellness and foster preventative care, and deliver better continuity of care to specific patient segments such as the elderly, special needs or pediatric patients with chronic illnesses who require regular monitoring of serious medical conditions.

For more information about ExpressMD Solutions, visit www.expressmdsolutions.com

About Authentidate Holding Corp.

Authentidate Holding Corp. (Nasdaq: ADAT) is a worldwide provider of secure Health Information Exchange and workflow management services. The company’s software and web-based services enable healthcare organizations and other enterprises to increase revenues, improve productivity and reduce costs by eliminating paper and manual work steps from clinical, administrative and other processes and enhancing compliance with regulatory requirements. The web-based services are delivered as Software as a Service (SaaS) to customers. These solutions incorporate rules-based electronic forms, intelligent routing, transaction management, electronic signatures, identity credentialing, content authentication and automated audit trails. Both web and fax based communications are integrated into automated and trusted workflow solutions. The company has offices in the United States and Germany. In the United States, Authentidate offers its patent pending content authentication technology in the form of the United States Postal Service® Electronic Postmark® (EPM).

For more information, visit the company’s website at www.authentidate.com

About EncounterCare Solutions, Inc.

EncounterCare Solutions, Inc. (OTC PK: ECSL), headquartered in Palm Beach Gardens, Florida is an integrated healthcare company that operates its business through two divisions, the Healthcare Technology Division and the Healthcare Services Division. EncounterCare’s operating businesses offer a broad range of proprietary healthcare technology, products and services that address several substantial target markets, including: the Healthcare Information Technology market, the Healthcare Telemedicine market and the Homecare market.

For more information, visit www.encountercare.com

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the company’s ability to implement its business plan for various applications of its technologies, related decisions by the USPS, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the company or any other person that the objectives and plans of the company will be achieved.

ExpressMD is a trademark of ExpressMD Solutions, LLC. Authentidate is a registered trademark of Authentidate Holding Corp. Inscrybe is a trademark of Authentidate Holding Corp. Electronic House Call is a trademark of EncounterCare Solutions, Inc. All other trade names are the property of their respective owners.

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